Exhibit (l)(ii)

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

October 4, 2019

The Gabelli Dividend & Income Trust

One Corporate Center

Rye, New York

10580-1422

Re:    The Gabelli Dividend & Income Trust —

Rights Offering Shelf Takedown

Ladies and Gentlemen:

We have acted as special counsel to The Gabelli Dividend & Income Trust, a statutory trust (the “Trust”) created under the Delaware Statutory Trust Act (the “DSTA”), in connection with the issuance by the Trust to the holders of the Trust’s common shares of beneficial interest, par value $0.001 (“Common Shares”), of an aggregate of 82,432,430 transferable subscription rights (the “Rights”) entitling the holders of such Rights to purchase, upon exercise of the Rights, up to an aggregate of 8,243,243 newly issued Common Shares (the “New Common Shares”).

This opinion is being furnished in accordance with the requirements of sub-paragraph (l) of item 25.2 of part C of Form N-2 under the Securities Act of 1933 (the “Securities Act”) and the Investment Company Act of 1940 (the “1940 Act”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(i)       the notification of registration on Form N-8A (File No. 811-21423) of the Trust filed with the Securities and Exchange Commission (the “Commission”) under the 1940 Act on August 29, 2003;

(ii)      the registration statement on Form N-2 (File Nos. 333-232136 and 811-21423) of the Trust, filed with the Commission on June 14, 2019 under the Securities Act and the 1940 Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Securities Act Rules and Regulations”); Pre-Effective Amendment No. 1 thereto, including information deemed to be a part of the registration statement pursuant to Rule 430B of the Securities Act Rules and Regulations; the Notice of Effectiveness of the Commission posted on its website declaring such registration statement effective on August 30, 2019; and Post-Effective Amendment No. 1 thereto proposed to be filed with the Commission as of the date hereof pursuant to Rule 462(d) of the Securities Act Rules

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October 4, 2019

and Regulations (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);

(iii)     the prospectus and Statement of Additional Information of the Trust, each dated August 30, 2018, in the form filed with the Commission on October 4, 2019 pursuant to Rule 497 of the Securities Act Rules and Regulations (such prospectus and Statement of Additional Information being hereinafter referred to collectively as the “Base Prospectus”);

(iv)     the prospectus supplement, dated October 4, 2019 relating to the issuance of the Rights and the New Common Shares, in the form filed with the Commission on October 4, 2019 pursuant to Rule 497 of the Securities Act Rules and Regulations (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”);

(v)     an executed copy of a certificate of Andrea R. Mango, Secretary of the Trust, dated the date hereof (the “Secretary’s Certificate”);

(vi)     a copy of the Trust’s Certificate of Trust, dated August 20, 2003, as amended by the Certificate of Amendment to the Certificate of Trust, dated September 6, 2007 (as so amended, the “Certificate of Trust”), as certified by the Secretary of State of the State of Delaware as of October 4, 2019 and certified pursuant to the Secretary’s Certificate;

(vii)     a copy of the Trust’s Second Amended and Restated Agreement and Declaration of Trust, by the trustees of the Trust, dated as of February 16, 2011, as amended and supplemented by the Amended and Restated Statement of Preferences for the 5.875% Series A Cumulative Preferred Shares, dated as of November 15, 2012, the Second Amended and Restated Statement of Preferences for the Series B Auction Market Preferred Shares, dated as of January 23, 2014, the Amended and Restated Statement of Preferences for the Series C Auction Market Preferred Shares, dated as of November 15, 2012, the Amended and Restated Statement of Preferences for the 6.00% Series D Cumulative Preferred Shares, dated as of November 15, 2012, the Amended and Restated Statement of Preferences for the Series E Auction Rate Preferred Shares, dated as of November 15, 2012, the Statement of Preferences of the 5.25% Series G Cumulative Preferred Shares, dated as of June 28, 2016 and the Statement of Preferences of the 5.375% Series H Cumulative Preferred Shares, dated as of June 4, 2019, certified pursuant to the Secretary’s Certificate;

(viii)    a copy of the Trust’s Amended and Restated By-Laws, as amended and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate;

(ix)     copies of certain resolutions adopted by the Board of Trustees of the Trust (the “ Board of Trustees”) and the Pricing Committee of the Board of Trustees on August 21, 2019 and September 20, 2019, respectively, certified pursuant to the Secretary’s Certificate;

(x)    a copy of a certificate, dated the date hereof, from the Secretary of State of the State of Delaware with respect to the Trust’s existence and good standing in the State of Delaware;

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October 4, 2019

(xi)     a form of subscription certificate evidencing the Rights (the “Subscription Certificate”); and

(xii)    an executed copy of the Dealer Manager Agreement, dated October 3, 2019, among the Trust, Gabelli Funds, LLC and G.research, LLC (the “Dealer Manager Agreement”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Trust and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies.

As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Dealer Manager Agreement.

As used herein, “Transaction Documents” means the Dealer Manager Agreement and the Subscription Certificates, and “Organizational Documents” means those documents listed in paragraphs (vi) through (viii) above.

We do not express any opinion as to the laws of any jurisdiction other than the laws of the State of Delaware, including the DSTA (all the foregoing being referred to as “Opined-on Law”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.     The Rights have been duly authorized by all requisite statutory trust action on the part of the Trust under the DSTA. When Subscription Certificates evidencing the Rights are issued and delivered to holders of Common Shares, as described in the Registration Statement, the Rights will constitute the valid and binding obligations of the Trust, enforceable against the Trust in accordance with their terms under the laws of the State of Delaware.

2.     The New Common Shares issuable upon exercise of the Rights have been duly authorized by all requisite statutory trust action on the part of the Trust under the DSTA, and, when issued upon exercise of the Rights in accordance with the terms of the Subscription

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October 4, 2019

Certificate, registered in the share record books of the Trust and delivered upon payment in full of the consideration payable therefor by the holders of Rights pursuant to the Subscription Certificate, the New Common Shares will be validly issued, fully paid and nonassessable.

The opinions stated herein are subject to the following qualifications:

(a)     we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)     we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c)     we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

(d)     the opinions stated herein are limited to the agreements specifically identified in the opinions contained herein without regard to any agreement or other document referenced in such agreement (including agreements or other documents incorporated by reference or attached or annexed thereto); and

(e)     to the extent that any opinion relates to the enforceability of the choice of Delaware law and choice of Delaware forum provisions contained in any Transaction Document, the opinions stated herein are rendered solely in reliance upon Delaware Code title 6, section 2708 and are subject to the qualification that such enforceability may be subject to the exceptions and limitations in Section 2708 as well as by principles of public policy, comity and constitutionality.

In addition, in rendering the foregoing opinions we have assumed that, at all applicable times:

(a)     the Organizational Documents are the only governing instruments, as defined under the DSTA, of the Trust; the Trust has, and since the time of its formation has had,

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at least one validly admitted and existing trustee of the Trust satisfying the requirements of the DSTA and (i) no procedures have been instituted for and no other event has occurred, including, without limitation, any action taken by the Trust or its Board of Trustees or shareholders, as applicable, that would result in the liquidation, dissolution or winding-up of the Trust, (ii) no event has occurred that has adversely affected the good standing of the Trust under the laws of its jurisdiction of formation, and the Trust has taken all actions required by the laws of its jurisdiction of formation to maintain such good standing and (iii) no grounds exist for the revocation or forfeiture of the Trust’s Certificate of Trust;

(b)     neither the execution and delivery by the Trust of the Transaction Documents to which the Trust is a party nor the performance by the Trust of its obligations thereunder, including the issuance and sale of the New Common Shares: (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Trust or its property is subject (except that we do not make the assumption set forth in this clause (i) with respect to those agreements or instruments which are listed in Part C of the Registration Statement), (ii) contravenes or will contravene any order or decree of any governmental authority to which the Trust or its property is subject, or (iii) violates or will violate any law, rule or regulation to which the Trust or its property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to the Opined-on Law);

(c)     neither the execution and delivery by the Trust of the Transaction Documents to which the Trust is a party nor the performance by the Trust of its obligations thereunder, including the issuance and sale of the New Common Shares, requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction; and

(d)     except to the extent expressly stated in the opinions contained herein, each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms.

The Gabelli Dividend & Income Trust

October 4, 2019

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the headings “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Securities Act Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

T.A.D.